As filed with the Securities and Exchange Commission on June 11, 2008

Registration No. 333-106701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.,

as Successor to Community Banks, Inc.

(Exact name of company as specified in its charter)

Pennsylvania	23-2201716
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26 North Cedar Street Lititz, Pennsylvania	17543
(Address of principal executive offices)	(Zip Code)

Community Banks, Inc. 401(k) Plan

(Full titles of the plans)

William J. Reuter

Chairman, Chief Executive Officer and President

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(name and address of agent for service)

(717) 626-4721

(telephone number, including area code, of agent for service)

Copies of all communications to:

Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5001	Lisa M. Cavage Vice President, Secretary and Counsel Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 626-4721

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if smaller reporting company)

On November 16, 2007, Community Banks, Inc. (“Community”) merged with and into Susquehanna Bancshares, Inc. (“Susquehanna”). As a result of the merger between Susquehanna and Community, effective as of December 31, 2007, the Community Banks, Inc. 401(k) Plan (the “Plan”) was merged with the Susquehanna Bancshares Inc. 401(k) Plan. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Number 333-106701) filed by Community with the Securities and Exchange Commission on July 1, 2003 (the “Registration Statement”) is being filed to deregister the remaining shares of Community common stock that were available for issuance under the Plan pursuant to the Registration Statement.

Pursuant to the power conferred on Susquehanna, as a successor in interest to Community, in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, Susquehanna is filling this Post-Effective Amendment No. 1 to the Registration Statement to remove the remaining securities registered, pursuant to its undertaking contained in paragraph (a)(3) of Item 9 of the Registration Statement, as initially filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth of Pennsylvania on this 11th day of June, 2008.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Lisa M. Cavage
Name:	Lisa M. Cavage
Title:	Vice President, Secretary and Counsel